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                                                                    Exhibit 23.2



                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Flextronics International, Ltd. (the Company) on Form S-3 of our report dated March 28, 2000 (relating to the consolidated financial statements of the DII Group, Inc. and Subsidiaries as of January 2, 2000 and January 3, 1999 and for each of the three years in the period ended January 2, 2000 not presented separately herein), included in the Current Reports on Form 8-K of the Company filed June 13, 2000, June 19, 2000, September 20, 2000 and January 29, 2001.


/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Denver, Colorado
May 11, 2001